Exhibit 99.a

          [LOGO] FIRST BANCORP

                                  News Release

For Immediate Release:                                     For More Information,
September 13, 2005                                      Contact: James H. Garner
                                                                    910-576-6171

         First Bancorp Announces Election of New President of First Bank

      TROY, N.C. - The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today that Jerry L. Ocheltree has been named President of First Bank, the company's principal subsidiary. James H. Garner has previously served as both President and Chief Executive Officer of First Bank, and Mr. Garner will remain as Chief Executive Officer of the bank, as well as President and Chief Executive Officer of First Bancorp.

      Mr. Ocheltree joined First Bank in 1998 and has most recently been serving as Senior Vice President and Regional Executive in First Bank's High Point, North Carolina office. In that capacity, he has managed a four-county region with ten offices in North Carolina as well as the bank's four offices in southern Virginia.

      Prior to joining First Bank, Mr. Ocheltree was President of First Virginia Bank, Southeast, in Wytheville, Virginia and was President and Chief Executive Officer of Premier Bank South, N.A., also of Wytheville, before that bank was acquired by First Virginia Bank.

      Mr. Garner commented on the announcement, saying "I am pleased that our board has chosen Jerry Ocheltree for this important role. He brings a wealth of talent and banking experience to this new position. He has been a valuable member of the First Bank team since he first joined us seven years ago, and he has excelled at everything we have asked him to do. I look forward to continuing to work with Jerry as we lead First Bank into the future."

      First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.7 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 60 branch offices, with 54 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

      Please  visit  our  website  at   www.firstbancorp.com.   For   additional
information, please contact:

                  Mr. James H. Garner
                  President & Chief Executive Officer
                  Telephone: (910) 576-6171